                                                                       EXHIBIT 5

    (LETTERHEAD OF KATHLEEN E. SHANNON, VICE PRESIDENT AND ASSOCIATE GENERAL
                 COUNSEL OF AMERICAN INTERNATIONAL GROUP, INC.)

                                                              September 18, 2001

American International Group, Inc.
70 Pine Street
New York, New York 10270

Dear Sirs:

     In connection with the registration under the Securities Act of 1933, as amended (the "Act"), by American International Group, Inc., a Delaware corporation (the "Company"), of 50,000,000 shares of Common Stock, par value $2.50 per share, of the Company (the "Securities"), I, as Vice President and Associate General Counsel of the Company, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, I advise you that, in my opinion, the Securities have been duly authorized and are validly issued, fully paid and nonassessable.

     The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

     I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Validity of the Common Stock" in the prospectus which forms a part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

                                          Very truly yours,

                                          /s/KATHLEEN E. SHANNON

                                          Kathleen E. Shannon